Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-146120, 333-148061, 333-148134, 333-162357, and 333-184647), Form S-4 (Nos. 333-181256, 333-187458 and 333-187484-01) and Form S-8 (Nos. 333-131153, 333-151610 and 333-193392) of Linn Energy, LLC and in the registration statements on Form S-1 (No. 333-182305) and Form S-4 (No. 333-187484) of LinnCo, LLC of our report dated September 2, 2014, with respect to the statement of revenues and direct operating expenses of certain oil and natural gas properties sold to Linn Energy, LLC for the years ended December 31, 2013, 2012, and 2011, which report appears in the Form 8-K of Linn Energy, LLC dated September 2, 2014.
/s/ KPMG LLP
Oklahoma City, Oklahoma
September 2, 2014